Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

February 27, 2017

Canadian Imperial Bank of Commerce Commerce Court Toronto, Ontario Canada M5L1A2

Re:                             Canadian Imperial Bank of Commerce

Registration Statement on Form F-3

Ladies and Gentlemen:

We have represented Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the registration of U.S.$6,000,000,000 aggregate principal amount of debt securities of the Bank (the “Notes”), under a Registration Statement on Form F-3 (as amended, the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”) on or about the date hereof.  The Notes are to be issued from time to time under the indenture, dated as of September 15, 2012 (the “Indenture”), between the Bank and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Certain terms of the Notes will be established by or pursuant to resolutions of the Bank’s Board of Directors (the “Corporate Proceedings”).

In connection with our representation, we have examined the corporate records of the Bank, including its bye-laws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. Based upon the foregoing, it is our opinion that:

(i) assuming that the Indenture has been duly authorized, executed and delivered by the Bank and the Trustee, the Indenture constitutes a valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

(ii) assuming that the Corporate Proceedings have been completed and that the Notes have been duly authorized, executed and delivered by the Bank, authenticated by the Trustee in accordance with the terms of the Indenture and paid for by the purchasers thereof, the Notes will constitute valid and binding obligations of the Bank entitled to the benefits of the Indenture.

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York, and we express no opinion herein concerning the laws of any other jurisdiction. With respect to all matters of the laws of Canada and the Province of Ontario, we understand that you are relying upon the opinion, dated the date hereof, of Blake, Cassels & Graydon LLP, Canadian counsel for the Bank, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Blake, Cassels & Graydon LLP.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Notes or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.  If a pricing or similar supplement to the prospectus contained in the Registration Statement relating to the offer and sale of any particular Notes is prepared and filed by the Bank with the Securities and Exchange Commission on a future date and the supplement contains a reference to this firm and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and to all references to this firm in such supplement:

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed on February 27, 2017.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP